November 10, 2007

Blomenco, B.V.
Leo Blomen
Gortelseweg 3
8076 PR Vierhouten
Netherlands

Re: Separation Agreement and General Release

Dear Leo:

You (Leo Blomen) and the Board of Directors of HydroGen Corporation have come to the conclusion that, given the critical point that the Company has reached in its life-cycle, that the Chief Executive Officer of HydroGen Corporation and HydroGen, L.L.C. (the “Company”) should be a full-time employee of the Company living in the United States and working out of the Company’s offices on a daily basis. Given the Company’s desire to retain your services as a consultant and your desire to continue providing consulting services to the Company through Blomenco B.V. (“Blomenco”) we would like to retain your services as a consultant to provide technical and other services to the Company and end your consulting services as Chief Executive Officer and Chief Technology Officer of HydroGen Corporation and the Company.

To that end, we have agreed to terminate cooperatively any consulting or other relationship between the Company and Blomenco, through which you provide Chief Executive Officer and Chief Technology Officer services as a consultant to the Company and HydroGen Corporation, and to enter into the attached Consulting Agreement between the Company and Blomenco dated November 10, 2007 to govern your future relationship with the Company. The term “you” in the remainder of this Separation Agreement and General Release (“Separation Agreement”) shall mean collectively Leo Blomen and Blomenco.

Paragraph 1 and paragraph 6 through 22 of this Separation Agreement, the Consulting Agreement between and among the Company, Leo Blomen and Blomenco dated November 10, 2007 attached as Exhibit "A" (the "Consulting Agreement") and the Confidential Information, Noncompetition and Invention Assignment Agreement attached as Exhibit “B” (“Confidential Information Agreement”) will be effective November 10, 2007. Paragraphs 2 through 5 of this Separation Agreement will be effective after your signature and expiration of the revocation period set forth in Paragraph 21 of this Agreement.

1.  General Terms of Termination. We mutually agree as follows:

(a)  The consulting relationship between the Company and Blomenco through which Leo Blomen provides Chief Executive Officer and Chief Technology Officer services as a consultant to the Company and HydroGen Corporation or any other relationship between Leo Blomen or Blomenco and the Company and Leo Blomen or Blomenco and HydroGen Corporation, shall end effective November 10, 2007 (the “Termination Date”), and the future consulting relationship shall be exclusively governed by the Consulting Agreement, except as expressly provided herein.

(b)  Leo Blomen shall continue to be a Director of HydroGen Corporation, and Chairman of the Board of Directors of HydroGen Corporation (the “Board of Directors”), and a shareholder of HydroGen Corporation, subject to your right to resign your Board position and the right to remove you from the Board or as Chairman at any time, consistent with the Board of Director’s fiduciary obligations, Nevada Law, the Articles of Incorporation of HydroGen Corporation, and the By-Laws of HydroGen Corporation. During the time you serve as Chairman, you will receive annual compensation at a rate of €25,000 payable in equal monthly installments.

(c)  Blomenco will be paid the amount of €4,846.15 representing any accrued amounts for consulting services rendered that are unpaid as of the Termination Date.

(d)  Blomenco will be paid for (i) any accrued but unreimbursed reasonable travel and business related expenses of Leo Blomen related to Leo Blomen’s consulting services to the Company or HydroGen Corporation that were incurred prior to the Termination Date and (ii) any accrued but unreimbursed reasonable travel related expenses of Leo Blomen’s wife incurred during October 2007 while accompanying Leo Blomen on business travel related to Leo Blomen’s consulting services to the Company or HydroGen Corporation that were incurred prior to the Termination Date.

(e)  You shall enter into and be bound by the Confidential Agreement, which shall supercede the Employment, Confidential Information, Noncompetition and Invention Assignment Agreement signed by you on May 2, 2005.

(f)  You shall be bound by and comply with the Insider Trading Policy attached as Exhibit “C”.

(g)  You shall sign and provide the Company with the letter providing notice of termination attached as Exhibit “F”.

2.  Termination Payment. Once your General Release in Paragraph 3 below becomes effective, and provided you comply with the other terms, conditions and requirements below, the Company agrees:

(a)  To pay Blomenco €252,000, to be paid out in equal bi-monthly installments, beginning not more than 21 days after you execute and return (without revoking) this Separation Agreement to the Company.

(b)  To pay Blomenco a pro rated Annual Supplemental Fee (the “Annual Supplemental Fee”) for the 2007 calendar year, calculated as referenced in Exhibit “D”.

(c)  To pay Blomenco the equivalent in Euros of $31,583 to be paid in one lump sum payment on or before January 15, 2008.

(d)  To continue the Consulting Agreement under its terms and conditions;

(e)  For purposes of the Stock Option Agreement between Leo Blomen and HydroGen Corporation made as of December 11, 2006 attached as Exhibit “E” (the “Stock Option Agreement”), a termination of employment by Hydrogen Corporation without cause under Section 5.4 has not occurred. Termination of the Consulting Agreement shall be deemed termination of employment for purposes of the Stock Option Agreement. As long as the Consulting Agreement remains in effect, your shares shall continue to vest in accordance with the terms of the Stock Option Agreement and as provided herein.

(f)  You may retain the laptop computer and cell phone provided to you by the Company and in your possession on the Termination Date.

(g)  You will not be eligible for the payments and benefits described in Paragraph 2 unless: (i) you sign this Separation Agreement and return it to the Company no later than 21 days after it is received by you and you do not timely revoke it in accordance with Paragraph 21 below; (ii) you comply with Paragraph 7 below relating to Company property; (iii) you have entered into and comply with the Confidential Information Agreement; and (iv) you have entered into and comply with the Consulting Agreement.

3.  General Release.

(a)  In exchange for the consideration described in Paragraph 2, you release and forever discharge, to the maximum extent permitted by law, the Company, HydroGen Corporation, and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits or liabilities of any kind (collectively “Claims”) as described below which Leo Blomen, his heirs, agents, administrators, successors, executors or assigns have or may have against the Company, HydroGen Corporation or any of the other Releasees, or which Blomenco, its parent, subsidiary, related or affiliated entities and respective past, present, and future officers, directors, shareholders, attorneys, employees, insurers, agents, and their respective successors and assigns may have against the Company, HydroGen Corporation or any of the other Releasees.

(b)  By agreeing to this General Release, you are waiving, to the maximum extent permitted by law, any and all Claims which you have or may have against the Company, Hydrogen Corporation or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Separation Agreement, including but not limited to the following:

(i)  any Claims having anything to do with Blomenco’s consulting relationship with the Company, HydroGen Corporation, or any of the Releasees, or termination of such relationship, including but not limited to Claims based on any alleged agreement, promise, representation, the Draft Agreement, or based on any negotiations or communications at any time regarding the terms of any such consulting relationship;

(ii)  any Claims having anything to do with Leo Blomen’s consulting or other relationship, if any, with the Company, HydroGen Corporation, or any of the Releasees, or termination of any such relationship, including but not limited to Claims based on any alleged agreement, promise, representation, the Draft Agreement, or based on any negotiations or communications at any time regarding the terms of any such consulting or other relationship, if any;

(iii)   any Claims relating to any employment relationship between Leo Blomen and either Hydrogen Corporation or the Company;

(iv)  any Claims relating to the ownership of any intellectual property relating in any way to the Company's current or planned business, products or services;

(v)  any Claims for unpaid or withheld wages, severance or retention payments, benefits, bonuses, commissions, Annual Retainer or Annual Supplemental Fee, and/or other compensation of any kind;

(vi)  any Claims for reimbursement of expenses of any kind;

(vii)  any Claims for attorneys’ fees or costs;

(viii)  any Claims for benefits of any kind, including but not limited to those under the Employee Retirement Income Security Act (“ERISA”);

(ix)  any Claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by Federal, State or Local law as enacted or amended (such as the Age Discrimination in Employment Act, 29 U.S.C. §621 et. seq.; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act, the Immigration Reform and Control Act, the New York State Human Rights Law, the New York City Human Rights Law, or the Pennsylvania Human Relations Act) and any Claims for retaliation under any of the foregoing laws;

(x)  any Claims regarding leaves of absence including, but not limited to, any Claims under the Family and Medical Leave Act;

(xi)  any Claims under the National Labor Relations Act;

(xii)  any Claims under the Sarbanes-Oxley Act;

(xiii)  any Claims for violation of public policy;

(xiv)  any whistleblower or retaliation Claims;

(xv)  any Claims for emotional distress or pain and suffering; and/or

(xvi)  any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

(c)  The term “Releasees” includes: all and singularly, HydroGen, L.L.C., HydroGen Corporation, and any of their direct or indirect parent, subsidiary, related or affiliated companies, and each of their past and present employees, officers, directors, attorneys, owners, partners, insurers, benefit plan fiduciaries and agents, and all of their respective predecessors, successors and assigns.

(d)  It is important that you understand that this General Release includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.

4.  Non-Released Claims. The General Release in Paragraph 3 above does not apply to:

(a)  Any Claims for benefits under the stock option plan applicable to the Stock Option Agreement;

(b)  Any Claims to enforce the commitments set forth in this Separation Agreement or the Consulting Agreement;

(c)  Any Claims to interpret or to determine the scope, meaning or effect of this Separation Agreement;

(d)  Any Claims arising out of any conduct, matter, event or omission existing or occurring after you have signed this Separation Agreement.

(e)  Any Claims for indemnification referred to in Paragraph 10 of this Agreement.

Further, the General Release does not prevent you from contacting or filing a charge with any federal, state or local government agency or commission. However, the General Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you are releasing in Paragraph 3.

5.  Adequacy of Consideration. You acknowledge and agree that the consideration under Paragraph 2 above:

(a)  Is not required by any policy, plan or prior agreement;

(b)  Constitutes adequate consideration to support your General Release in Paragraph 3 above;

(c)  Fully compensates you for the Claims you are releasing; and

(d)  Constitutes adequate consideration for the Confidential Information Agreement.

For purposes of this Separation Agreement, “consideration” means something of value to which you are not already entitled.

6.  Prohibition on Using or Disclosing Confidential Information. Regardless of whether you sign this Agreement, you are prohibited from using or disclosing confidential and/or proprietary information acquired as a result of the consulting or other relationship with the Company, HydroGen Corporation or any other Releasee, and which is not generally known by or readily accessible to the public. This confidential or proprietary information includes, but is not limited to: Company proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, potential customers of the Company with whom you have become acquainted), customer contacts, customer purchasing practices, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances, personnel information including but not limited to that regarding compensation, skills and duties, and other business information that you learned of, obtained, or that was disclosed to you during the course of your consultancy, either directly or indirectly, in writing, orally or by drawings or inspection of documents or other tangible property. However, confidential or proprietary information does not include any of the foregoing items which have been made generally available to the public and become publicly known through no wrongful act of yours, or any information known to you prior to or outside of your affiliation with the Company.

7.  Company Property and Documents. Regardless of whether you sign this Agreement, and as a condition of receiving the payments and benefits set forth in Paragraph 2 above, you agree to return promptly to the Company any and all Company and/or HydroGen Corporation property or documents relating to the business of the Company or HydroGen Corporation requested by the Company to be returned containing Confidential Information as defined in the Confidential Information Agreement, other than documents provided to all members of the Board of Directors.

8.  Release by Company. The Company agrees to release you of and from any Claims arising out of your performance of consulting or any other services for the Company prior to the Termination Date based upon facts which are known to the Company or its Board of Directors as of the Termination Date, other than any Claims, based upon facts which are known or unknown, for theft, embezzlement, breach of fiduciary duty, fraud, misappropriation of Company assets or business opportunity, or self dealing.

9.  Confidentiality of this Separation Agreement. You agree that, at all times, the existence, terms and conditions of this Separation Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except: (i) to your spouse, if applicable, (ii) to the extent required by law; (iii) in connection with any Claim to enforce, interpret or determine the scope, meaning, or effect of the Separation Agreement; or (iv) to obtain confidential legal, tax or financial advice with respect thereto.

10.  Directors and Officers Insurance and Indemnification Agreement.

(a)  The Company and HydroGen Corporation acknowledge that the execution of this Agreement shall not impair your rights under HydroGen Corporation’s Directors and Officers Insurance coverage as it pertains to (a) actions taken by you prior to the Termination Date in your capacity as Chief Executive Officer of HydroGen Corporation and the Company or Chief Technology Officer of HydroGen Corporation and the Company and (b) your status as a director of the Board of Directors. The Company and HydroGen Corporation further acknowledge that the execution of this Agreement shall not impair your rights under the Indemnification Agreement by and between you and HydroGen Corporation dated as of September 14, 2006 with respect to your status as a director of the Board of Directors and your status as Chief Executive Officer of the Company and HydroGen Corporation and Chief Technology Officer of the Company and HydroGen Corporation prior to the Termination Date, and any indemnification rights and rights to advancement of legal fees available under the Company’s bylaws or the laws of the state of Nevada, if any.

(b)  In the event that the United States government should determine that you must pay income tax to the United States government under the Tax Convention between the U.S. and the Netherlands in connection with matters occurring prior to the execution of this Separation Agreement, and that you must withhold this amount (which is considered “exempt” from double taxation under Article 25, Paragraph 2 of the Tax Convention; the “Exempt Amount”) at the same time as, and in addition to, ongoing income tax withholdings as required by the Netherlands, the Company agrees to pay you funds equal to the Exempt Amount. You will repay any amount paid once you are reimbursed for the Exempt Amount by the Dutch government. Additionally, the Company agrees to reimburse Blomenco for any administrative fees not to exceed 5% of taxable income levied by the Dutch government pursuant to its reimbursement of the Exempt Amount. You agree to provide to the Company such tax and related documents that evidence your obligations to the Dutch and U.S. governments. In the event you do not use your best efforts to obtain reimbursement for the Exempt Amount by the Dutch government or provide the Company with tax and related documents requested, you shall immediately repay to the Company all amounts it paid to you under this section 10(b).

11.  Cooperation. You agree that, upon reasonable request, you will meet with representatives or agents of the Company or HydroGen Corporation and provide any information you acquired during the course of your consulting or other relationship, if any, that relates in any way to any disputes or other matters involving the Company, HyrdoGen Corporation or any Releasee (as defined above), subject to the terms of the Consulting Agreement.

12.  Non-Disparagement. You agree that you will not make any negative comments or disparaging remarks, in writing, orally or electronically, about the Company or any other Releasee (as defined above) and their respective products and services. The Company agrees that its officers and the Board of Directors of HydroGen Corporation will not, directly or indirectly, make any negative comment or remarks about you or your services. However, nothing in this Separation Agreement is intended to or shall be interpreted to restrict the right and/or obligation: (i) to testify truthfully in any forum; or (ii) to contact, cooperate with or provide information to any government agency or commission.

13.  Governing Law and Forum. This Separation Agreement shall be governed by and construed in accordance with the laws of Pennsylvania, without giving effect to any conflict of law provisions. Any court action instituted by you or on your behalf relating in any way to this Separation Agreement, the consulting relationship between the Company and Blomenco, or the consulting or other relationship Leo Blomen may have, if any, (including any employment relationship) with the Company or HydroGen Corporation, shall be filed exclusively in federal or state court in the County of Allegheny, Commonwealth of Pennsylvania, and you consent to the jurisdiction and venue of these courts. In the event you substantially prevail in any action to enforce this Separation Agreement, the Consulting Agreement or the Confidential Information Agreement, the Company agrees to pay your reasonable attorneys fees, costs and expenses of the action. In the event that the Company substantially prevails in any action to enforce this Separation Agreement, the Consulting Agreement or the Confidential Information Agreement, you agree to pay the Company’s reasonable attorneys fees, costs and expenses of the action.

14.  Statement of Non-Admission. Nothing in this Separation Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by any party to this Agreement or any Releasee. Rather, the proposed Separation Agreement is being entered into for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties and describing their rights and obligations.

15.  Interpretation of Agreement. Nothing in this Separation Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Separation Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Separation Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Separation Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Separation Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Separation Agreement shall remain in full, force and effect.

16.  Entire Agreement. This Separation Agreement and Exhibits constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied, by the Company or any Releasee arising out of or relating in any way to the consulting relationship between the Company or HydroGen Corporation and Blomenco or the consulting or other relationship Leo Blomen may have, if any with the Company or HydroGen Corporation. This Separation Agreement may not be modified or amended other than by an agreement in writing signed by Blomenco, Leo Blomen and the Company’s Chief Executive Officer or President.

17.  Acknowledgment. You acknowledge and agree that, subsequent to the Termination Date, you shall not be eligible for or owed any compensation, payments or benefits from the Company or any of the Releasees arising out of any consulting, or other relationship with the Company or any of the Releasees, except as otherwise expressly set forth in this Separation Agreement in Paragraph 2. You also acknowledge and agree that you have been paid for all consulting, employment or other services provided by you to the Company or any Releasee, except for any payments owed to you pursuant to Paragraph 1 which shall be paid to you regardless of whether you sign this Separation Agreement.

18.  Headings. The headings contained in this Separation Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Separation Agreement, and they shall not affect the meaning or interpretation of this Separation Agreement.

19.  Days. All references to a number of days throughout this Agreement refer to calendar days.

20.  Representations. You agree and represent that:

(a)  You have read carefully the terms of this Separation Agreement, including the General Release;

(b)  You have had an opportunity to and have been encouraged to review this Separation Agreement, including the General Release, with an attorney;

(c)  You understand the meaning and effect of the terms of this Separation Agreement, including the General Release;

(d)  You were given twenty-one (21) days to determine whether you wished to sign this Separation Agreement, including the General Release;

(e)  Your decision to sign this Separation Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;

(f)  No promise or inducement not expressed in this Separation Agreement has been made to you; and

(g)  You have adequate information to make a knowing and voluntary waiver.

21.  Revocation Period. If you sign this Separation Agreement, you will retain the right to revoke it for seven (7) days. If you revoke this Separation Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Separation Agreement. The Separation Agreement shall not be effective until after the Revocation Period has expired without your having revoked it. To revoke this Separation Agreement, you must send a certified letter to my attention at the following address: c/o HydroGen Corporation, 10 East 40th Street, Suite 3405, New York, New York 10016. The letter must be post-marked within seven (7) days of your execution of this Separation Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If you revoke this Separation Agreement on a timely basis, you shall not be eligible for any of the consideration set forth in Paragraph 2.

22.  Offer Expiration Date. As noted above, you have twenty-one (21) days to decide whether you wish to sign this Separation Agreement. This offer shall remain open for 21 days and for seven (7) days after your signature and is irrevocable during that time. If you do not sign this Separation Agreement within twenty-one (21) days of the date you receive it, then this offer is withdrawn and you will not be eligible for the consideration set forth in Paragraph 2 above.

* * *

If you agree with the all of the terms of this Separation Agreement, please sign below, indicating that you understand, agree with and intend to be legally bound by this Separation Agreement, including the General Release, and return the signed Separation Agreement to me.

Sincerely,

/s/ Joshua Tosteson

Joshua Tosteson
President

UNDERSTOOD AND AGREED,
INTENDING TO BE LEGALLY BOUND:

/s/ Leo Blomen
Leo Blomen, Individually

11/10/07
Date

/s/ Christopher J. Garofalo
Witness

UNDERSTOOD AND AGREED,
INTENDING TO BE LEGALLY BOUND:

BLOMENCO, B.V.

By: /s/ Leo Blomen
             Leo Blomen

11/10/07
Date

EXHIBIT A TO SEPARATION AGREEMENT

Consulting Services Agreement by and among Leo Blomen, Blomenco B.V. and the Company dated as of November 10, 2007

[Please see Exhibit 10.2 to this Current Report on form 8-K]

EXHIBIT B TO SEPARATION AGREEMENT

Confidential Information, Noncompetition, and Invention Assignment Agreement

[Please see Exhibit 10.3 to this Current Report on form 8-K]

EXHIBIT C TO SEPARATION AGREEMENT

# HydroGen LLC

# POLICY ON INSIDER TRADING

---

**Contents:**

I. Background
II. General Policy for Trading Company Securities
III. Policy for Obtaining Consent to Purchase or Sell Company Securities

## I. Background

**Each employee must read this policy statement, return a signed acknowledgement form to the Chief Operating Officer, and, upon request by the Company, re-acknowledge this policy statement.**

The purpose of this policy statement is to address the Company's need for an insider trading policy under the Insider Trading and Securities Fraud Enforcement Act of 1988, as well as to avoid any situation that could damage the Company's reputation for integrity and ethical conduct.

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, non-public information. It is also illegal to communicate (or "tip") material, non-public information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as "insider trading."

Penalties for insider trading violations include imprisonment for up to 10 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $1 million. There also may be liability to those damaged by the trading. A company whose employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's insider trading violation.

This memorandum sets forth the policy of HydroGen LLC (the "Company")[1] against insider trading. **All employees of the Company and its subsidiaries and affiliates must comply with this policy.**

Employees are encouraged to ask questions and seek any follow-up information that they may require with respect to the matters set forth in this policy. Please direct all questions to Scott Schecter, Chief Financial Officer.

## II. General Policy for Trading Company Securities

A. To avoid potential liability, under this policy, no employee or director of the Company may purchase or sell securities of the Company at any time outside of the defined **Trading Window** without the express written consent of two of the following: Chief Financial Officer, President, or Chief Executive Officer. This restriction also applies to any shares purchased by employees and directors upon the exercise of stock options granted by the Company.

B. The **Trading Window** is defined as the period beginning two business days after the public release by the Company of any financial or other material information and ending ten business days thereafter.

C. At any time when the employee or director is aware of material non-public information about the Company, regardless of how that information was obtained, Company securities shall not be traded. Questions regarding this should be directed to the Chief Financial Officer.

## III. Policy for Obtaining Consent to Purchase or Sell Company Securities

A. Purchase or Sale of Company Securities **Within the Trading Window**

Individuals may purchase or sell Company securities within the Trading Window without prior approval, however, an email stating the nature of the transaction must be forwarded to the Chief Financial Officer, President, and Chief Executive Officer within three business days following the transaction.

B. Purchase or Sale of Company Securities **Outside of the Trading Window**

Individuals desiring to purchase or sell Company securities outside of the Trading Window should direct an email to the Chief Financial Officer, President, and Chief Executive Officer stating the nature of the trading activity (purchase or sell), the desired trading date. An email response on the request will be provided within two business days of receipt. The purchase or sale shall not be executed until the approval has been provided by email.

# Acknowledgement of Receipt of Insider Trading Policy

## ACKNOWLEDGMENT OF RECEIPT

This is to certify that I have received and read the HydroGen Insider Trading Policy.

[signature]
_______________________
Employee Signature

LEO BLOMEN
_______________________
Employee Name (Printed)

1 AUG 2006
_______________________
Date

EXHIBIT D TO SEPARATION AGREEMENT

The Supplemental Annual Fee as provided in Paragraph 2(b) shall be calculated as follows:

1.	assume full achievement of Leo Blomen’s personal goals and quantify as 1

2.	multiply such personal goal score of 1 by .10 (the “Personal Goals Multiplier”)

3.	calculate actual achievement of Company’s goals and quantify between 0 and 1

4.	multiply such company goal score by .90 (the “Company Goals Multiplier”)

5.	add the Personal Goals Multiplier and Company Goals Multiplier (the “Goals Multiplier”)

6.	multiply the Goals Multiplier by .7 (the “Bonus Multiplier”)

7.	multiply the Bonus Multiplier by €252,000 (the “Gross Supplemental Fee”)

8.	multiply the Gross Supplemental Fee by a fraction, the numerator of which is 314 and the denominator of which is 365 (the “Annual Supplemental Fee”)

EXHIBIT E TO SEPARATION AGREEMENT

# STOCK OPTION AGREEMENT
(Employee)

| | |
|---|---|
| **Name of Employee:** | **Leo Blomen** |
| **No. of Option Shares:** | **55,000** |
| **Option Exercise Price per Share:** | **$4.50** |
| **Grant Date:** | **December 11, 2006** |
| **Expiration Date:** | **December 11, 2011** |

**AGREEMENT**, made as of December 11, 2006, by and between HydroGen Corporation, a Nevada corporation (the "Company"), and Leo Blomen (the "Employee").

WHEREAS, by action on August 16, 2005, pursuant to the terms and conditions of the Company's 2005 Performance Equity Plan (the "Plan"), the Company's Board of Directors authorized the grant to the employees of the Company an option to purchase shares of the authorized but unissued shares of the Company's common stock, par value $0.001 per share ("Common Stock"), conditioned upon each employee's acceptance thereof upon the terms and conditions set forth in this Agreement and subject to the terms of the Plan (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan); and

WHEREAS, the Employee desires to acquire the option on the terms and conditions set forth in this Agreement.

IT IS AGREED:

1. Grant of Stock Option. The Company hereby grants to the Employee the right and option ("Option") to purchase all or any part of an aggregate of 55,000 shares of Common Stock ("Option Shares") on the terms and conditions set forth herein and subject to the provisions of the Plan.

2. Non-Incentive Stock Option. The Option represented hereby is intended to be an Non-Incentive Option which does not qualify as an "Incentive Stock Option" under Section 422 of the Internal Revenue Code of 1986, as amended ("Code").

3. Exercise Price. The exercise price ("Exercise Price") of the Option shall be $4.50 per share, subject to adjustment as provided in the Plan.

4. Exercisability. This Option shall become exercisable, subject to the terms and conditions of the Plan and this Agreement, as follows: (i) the right to purchase 18,333 of the Option Shares shall be exercisable on and after December 11, 2006, (ii) the right to purchase an additional 18,333 of the Option Shares shall be exercisable on and after December 11, 2007, and (iii) the right to purchase the remaining 18,334 of the Option Shares shall be exercisable on and after December 11, 2008. After a portion of the Option becomes exercisable, it shall remain exercisable except as otherwise provided herein, until the close of business on December 11, 2011 (the "Exercise Period").

5. Effect of Termination of Employment.

5.1 Termination Due to Death. If Employee's employment by the Company terminates by reason of death, the portion of the Option, if any, that was exercisable as of the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the Employee under the will of the Employee, for a period of one year from the date of such death or until the expiration of the Exercise Period, whichever period is shorter. The portion of the Option, if any, not exercisable as of the date of death shall immediately expire.

5.2 Termination Due to Disability. If Employee's employment by the Company terminates by reason of disability (as such term is defined in the Plan), the portion of the Option, if any, that was exercisable as of the date of disability may thereafter be exercised by the Employee or legal representative for a period of one year from the date of such termination or until the expiration of the Exercise Period, whichever period is shorter. The portion of the Option, if any, not exercisable as of the date of termination shall immediately expire.

5.3 Termination Due to Retirement. If Employee's employment by the Company terminates due to the normal retirement of Employee after his or her $65^{th}$ birthday the portion of the Option, if any, which has vested by the date of termination of employment may be exercised for a period of one year from the date of such termination or until the expiration of the Exercise Period, whichever is shorter. The portion of the Option, if any, not yet exercisable on the date of termination of employment shall immediately expire.

5.4 Termination by the Company Without Cause. If Employee's employment is terminated by the Company without cause, then the portion of the Option which has vested by the date of termination of employment may be exercised for a period of 30 days from termination of employment or until the expiration of the Exercise Period, whichever is shorter. The portion of the Option, if any, not yet exercisable on the date of termination of employment shall immediately expire.

5.5 Other Termination.

5.5.1 If Employee's employment is terminated for any reason other than (i) death, (ii) disability, (iii) normal retirement, or (iv) without cause by the Company, the Option, whether or not then exercisable, shall expire thirty days following the date of termination of employment.

5.5.2 In the event the Employee's employment is terminated for Cause, the Company may require the Employee to return to the Company the economic benefit of any Option Shares purchased hereunder by the Employee within the six month period prior to the date of termination. In such event, the Employee hereby agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value (on the date of termination) of the Option Shares so purchased by Employee (or the sales price of such Option Shares if the Option Shares were sold during such six month period) and the Exercise Price.

5.6 Competing With the Company. In the event that, within eighteen months after the date of termination of Employee's employment with the Company, Employee accepts employment with, or becomes engaged as a consultant by, any competitor of, or otherwise competes with, the Company, the Company, in its sole discretion, may require such Employee to return to the Company the economic value of any Option Shares purchased hereunder by the Employee within the six-month period prior to, and the thirty day period following the date of termination. In such event, Employee agrees to remit the economic value to the Company in accordance with Section 5.4.2.

6. Withholding Tax. Not later than the date as of which an amount first must be included in the gross income of the Employee for Federal income tax purposes with respect to the Option, the Employee shall pay to the Company (or other entity identified by the Company), or make arrangements satisfactory to the Company (or other entity identified by the Company) regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount ("Withholding Tax"). The obligations of the Company under the Plan and pursuant to this Agreement shall be conditioned upon such payment or arrangements with the Company and the Company shall, to the extent permitted by law, have the right to deduct any Withholding Taxes from any payment of any kind otherwise due to the Employee from the Company.

7. Method of Exercise.

7.1 Notice to the Company. The Option may be exercised in whole or in part by written notice in the form attached hereto as Exhibit A directed to the Company at its principal place of business accompanied by full payment as hereinafter provided of the exercise price for the number of Option Shares specified in the notice and of the Withholding Taxes, if any.

7.2 Delivery of Option Shares. The Company shall deliver a certificate for the Option Shares to the Employee as soon as practicable after payment therefor.

7.3 Payment of Purchase Price.

7.3.1 Cash Payment. The Employee shall make cash payments by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company. The Company shall not be required to deliver certificates for Option Shares until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof.

7.3.2 Payment through Bank or Broker. The Company, in its sole discretion, may permit the Employee to make arrangements satisfactory to the Company with a bank or a broker who is member of the National Association of Securities Dealers, Inc. to either (a) sell on the exercise date a sufficient number of the Option Shares being purchased so that the net proceeds of the sale transaction will at least equal the Exercise Price multiplied by the number of Option Shares being purchased pursuant to such exercise, plus the amount of the Withholding Tax and pursuant to which the bank or broker undertakes irrevocably to deliver the full Exercise Price multiplied by the number of Option Shares being purchased pursuant to such exercise, plus the amount of the Withholding Tax to the Company on a date satisfactory to the Company, but no later than the date on which the sale transaction would settle in the ordinary course of business or (b) obtain a "margin commitment" from the bank or broker pursuant to which the bank or broker undertakes irrevocably to deliver the full Exercise Price multiplied by the number of Option Shares being purchased pursuant to such exercise, plus the amount of the Withholding Tax to the Company, immediately upon receipt of the Option Shares.

7.3.3 Payment of Withholding Tax. Any required Withholding Tax must be paid in cash in accordance with Sections 7.3.1 and 7.3.2, respectively, and Section 6.

8. Security Interest in Option Shares Collateralizing Obligations Owed to the Company. Notwithstanding anything in this Agreement to the contrary, the Employee hereby grants the Company a security interest in the Option Shares as follows: in the event that the Employee owes the Company any sum including without limitation amounts owed pursuant to a loan made by the Company to the Employee ("Amount Due"), the Company shall have a security interest in the Option Shares. The Employee hereby agrees to execute, promptly upon request by the Company, such instruments and to take such action as may be useful for the Company to perfect and/or exercise such security interest, and hereby irrevocably grants the Company the right to retain, in full or partial payment of the Amount Due, up to the following number of Option Shares upon any whole or partial exercise of the Option: a fraction, the numerator of which is the Amount Due, and the denominator of which is the Fair Market Value (as defined in the Plan) of the Company's Common Stock as of the date of such exercise; provided that the fraction set forth in the preceding clause shall be rounded up to the nearest whole number. The security interest set forth herein shall be cumulative to all, and not in lieu of any, other remedies to available to the Company with respect to any Amount Due.

9. Nonassignability. The Option shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, except by will or by the laws of descent and distribution in the event of the death of the Employee. Notwithstanding the foregoing, the Employee, with the approval of the Board of Directors, may transfer the Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of the Employee's Immediate Family (as defined in the Plan), or (ii) to an entity in which the Employee and/or members of the Employee's Immediate Family own more than fifty percent of the voting interest, in exchange for an interest in that entity, provided that such transfer is being made for estate, tax and/or personal planning purposes and will not have adverse tax consequences to the Company and subject to such limits as the Board of Directors may establish and the execution of such documents as the Board of Directors may require. In such event, the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer.

10. Company Representations. The Company hereby represents and warrants to the Employee that:

(1) the Company, by appropriate and all required action, is duly authorized to enter into this Agreement and consummate all of the transactions contemplated hereunder; and

(2) the Option Shares, when issued and delivered by the Company to the Employee in accordance with the terms and conditions hereof, will be duly and validly issued and fully paid and non-assessable.

11. Employee Representations. The Employee hereby represents and warrants to the Company that:

(1) he or she is acquiring the Option and shall acquire the Option Shares for his own account and not with a view towards the distribution thereof;

(2) he or she has received a copy of the Plan as in effect as of the date of this Agreement;

(3) he or she has received a copy of all reports and documents required to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, within the last 24 months and all reports issued by the Company to its shareholders;

(4) he or she understands that he or she is subject to the Company's Insider Trading Policy and has received a copy of such policy as of the date of this Agreement;

(5) he or she understands that he or she must bear the economic risk of the investment in the Option Shares, which cannot be sold by him unless they are registered under the Securities Act of 1933 (the "1933 Act") or an exemption therefrom is available thereunder and that the Company is under no obligation to register the Option Shares for sale under the 1933 Act;

(6) in his or her position with the Company, he or she has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information obtained pursuant to clause (3) above;

14.1 Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other. Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

14.2 Plan Paramount; Conflicts with Plan. This Agreement and the Option shall in all respects, be subject to the terms and conditions of the Plan, whether or not stated herein. In the event of a conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall in all respects be controlling, except to the extent the Plan is subject to an terms of an employment agreement with the Employee.

14.3 Employee and Shareholder Rights. The Employee shall not have any of the rights of a shareholder with respect to the Option Shares until such shares have been issued after the due exercise of the Option. Nothing contained in this Agreement shall be deemed to confer upon Employee any right to continued employment with the Company or any subsidiary thereof, nor shall it interfere in any way with the right of the Company to terminate Employee in accordance with the provisions regarding such termination set forth in Employee's written employment agreement with the Company, or if there exists no such agreement, to terminate Employee at will.

14.4 Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

14.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes any and all prior agreements with respect to the Option. This Agreement may not be amended except by writing executed by the Employee and the Company.

14.6 Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

**EXHIBIT A**

# FORM OF NOTICE OF EXERCISE OF OPTION

____________________________

DATE

HydroGen Corporation
333 Madison Avenue
New York, New York 10017
Attention: Board of Directors

Re: Purchase of Option Shares

Gentlemen:

In accordance with my Stock Option Agreement dated as of _________, 200__ with HydroGen Corporation (the "Company"), I hereby irrevocably elect to exercise the right to purchase _________ shares of the Company's common stock, par value $.01 per share ("Common Stock"), which are being purchased for investment and not resale.

As payment for my shares, enclosed is (check and complete applicable box[es]):

☐ a [personal check] [certified check] [bank check] payable to the order of the Company in the sum of $_________;

☐ confirmation of wire transfer in the amount of $__ __________; and/or

☐ with the consent of the Company, through broker payment as provided in Section 7.3.2 (see broker letter attached).

I hereby represent and warrant to, and agree with, the Company that:

(i) I am acquiring the Option and shall acquire the Option Shares for my own account, for investment, and not with a view towards the distribution thereof;

(ii) I have received a copy of the Plan and all reports and documents required to be filed by the Company with the Commission pursuant to the Exchange Act within the last 24 months and all reports issued by the Company to its shareholders;

(iii) I understand that I must bear the economic risk of the investment in the Option Shares, which cannot be sold by me unless they are registered under the Securities Act of 1933 (the "1933 Act") or an exemption therefrom is available thereunder and that the Company is under no obligation to register the Option Shares for sale under the 1933 Act;

(iv) I understand I am subject to the Company's Insider Trading Policy and have received a copy of such policy as of the date of this Agreement;

EXHIBIT F TO SEPARATION AGREEMENT

November 10, 2007

Board of Directors
HydroGen Corporation
10 East 40th Street, Suite 3405
New York, New York 10016

Dear Members of the Board of Directors of HydroGen Corporation:

Please accept this as notice that effective upon the execution of that certain Consulting Services Agreement by and among Blomenco B.V. (“Blomenco”), Leo Blomen and HydroGen Corporation (the “Company”), the consulting relationship between Company and Blomenco through which I, Leo Blomen, provide Chief Executive Officer and Chief Technology Officer services as a consultant to the Company and HydroGen, LLC Corporation shall end.

Sincerely,

Leo Blomen